JOHN HANCOCK INVESTMENT TRUST

                   John Hancock Large Cap Intrinsic Value Fund


                      Change of Name of a Series of Shares


     The undersigned, being a majority of the Trustees of John Hancock Investment Trust, a Massachusetts business trust (the "Trust"), hereby amend the Trust's Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time, to the extent necessary to reflect the change of the name of John Hancock Large Cap Intrinsic Value Fund to John Hancock Global Opportunities Fund.

     The Declaration of Trust is hereby amended to the extent necessary to reflect the change of name of a series of shares, effective January 5, 2007.

     IN WITNESS WHEREOF, the undersigned have executed this instrument on the 28th day of December, 2006.


/s/James F. Carlin                          /s/ John A. Moore
James F. Carlin                             John A. Moore


/s/ Richard P. Chapman, Jr.                 /s/ Patti McGill Peterson
Richard P. Chapman, Jr.                     Patti McGill Peterson


/s/ William H. Cunningham                   /s/ Steven R. Pruchansky
William H. Cunningham                       Steven R. Pruchansky


/s/ Ronald R. Dion                          /s/ James R. Boyle
Ronald R. Dion                              James R. Boyle


/s/ Charles L. Ladner
Charles L. Ladner


     The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.